Exhibit 99.1

LIBERTY STAR GOLD CORP.

2766 N. Country Club Road Tucson, Arizona 85716-2204	TEL: (520) 731-8786 FAX: (520) 844-1118
January 26, 2005 NR 12	OTC BB: LBTS

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR PLANS AGGRESSIVE 2005 FIELD SEASON

Tucson, Arizona – January 26, 2005 –Liberty Star Gold Corp. (the “Company”), (symbol: LBTS.OB) is pleased to announce plans for an aggressive 2005 field season. The effort will be directed primarily at defining a resource at White Sox and scout drilling at many other anomalies that are being defined as a result of work during the 2004 field season. Included will be 70 to 100 drill holes, four months of IP ground electrical surveys and 3,000 additional geochemical samples.

Reduction and interpretation of the massive amounts of geophysical, geologic and geochemical information collected on the Big Chunk property is ongoing at Liberty Star Gold Corp. Results of the scout drilling on the White Sox target were encouraging (see NR-10) and have given a direction toward the suspected center of porphyry mineralization. Geochemical information is still being processed and interpreted but preliminary results are meaningful and very encouraging (NR-11). We feel that we can now plan for an aggressive program for the upcoming 2005 field season. The main thrust will be drilling with the objective of defining a mineral resource on the White Sox target. This will involve additional scout drill holes simultaneously with expansion of the existing IP survey, which will commence as soon as the ground has thawed. As the target becomes more defined, the scout drilling will transition into pattern drilling. IP ground electrical surveys will continue for the entire season until fall freeze up. The numerous anomalies identified by the detailed aeromag survey and the detailed geochemical survey of 2004 will be more closely defined by the IP method. Additional geochemical sampling, using our highly successful vegetation sampling technique, will be used to more closely define identified anomalies. Scout drilling will be performed on new anomalies thus defined. It is anticipated that a second drill will be mobilized later in the season.

We have signed contracts in place for contractors to provide all outside services.

We are excited about the coming field season and anticipate collection of a massive amount of meaningful data. As was done last year, all data will be collected using computerized methods allowing us to move more quickly, more accurately, more efficiently and at lower per unit cost.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”
James A. Briscoe,
President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area.

Forward Looking Statements

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements in this press release include our company aggressively exploring our property, drilling to define a mineral resource, mineral and vegetation sampling, conducting IP and aeromagnetic surveys, and interpreting the data gathered.. These statements involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Key factors that could cause actual results to differ materially from those described in forward-looking statements are:

(i)	the inability of the Company to obtain additional financing to fund its planned geological exploration program;

(ii)	the inability of the Company’s planned exploration program to identify commercially exploitable mineralization on the Alaska mineral claims;

(iii)	the cost of completion of the Company’s planned exploration program (iv) the potential that our data analysis is faulty or otherwise misleading.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release, and should refer to the risk disclosure of other junior mining exploration companies filed on Edgar to see the types of risks that companies like ours are subject to.